Exhibit 4.24

This __14th day_ of November 2022 I, Steven J. Preiss (“Note Holder”) do herein agree to extend the Maturity Date on a Promissory Note dated September 1, 2022, with Ludwig Enterprises, Inc. to July 1, 2023 or from funds from Ludwig Enterprises, Inc.’s S-1 offering – should such be approved and authorized by the US Securities and Exchange Commission.

Note Holder:

Signature

Steven J Preiss

Printed Name of Signer